UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Pinterest, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To our stockholders:
You are cordially invited to attend the 2021 annual meeting of stockholders (“annual meeting”) of Pinterest, Inc., a Delaware corporation (“Pinterest” or the “company”). The annual meeting will be held exclusively online at www.virtualshareholdermeeting.com/PINS2021 on Thursday, May 27, 2021, at 8:00 a.m. Pacific Time, for the following purposes:
1.
To elect the three Class II nominees for director named in the accompanying proxy statement to hold office until the 2024 annual meeting and until their successors have been duly elected and qualified, or until their office is otherwise vacated.

2.	To ratify the audit committee’s selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2021.
3.	To approve, on an advisory non-binding basis, the compensation of our named executive officers (“say-on-pay”).
4.	To conduct any other business properly brought before the annual meeting.
These proposals, as well as instructions for accessing the virtual annual meeting, are more fully described in the accompanying proxy statement and a list of registered stockholders as of the record date will be accessible during the meeting at www.virtualshareholdermeeting.com/PINS2021. The record date for the annual meeting is April 1, 2021. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.
By Order of the Board of Directors

/s/ Christine Flores
Christine Flores
General Counsel & Corporate Secretary

San Francisco, California
April 14, 2021
Important notice regarding the availability of proxy materials for Pinterest’s 2021 annual meeting of stockholders: The notice, proxy statement and annual report are available at www.proxyvote.com.

Headquarters | 505 Brannan Street, San Francisco, California 94107 | (415) 762-7100
Investor Relations Website | investor.pinterestinc.com

PROXY STATEMENT FOR THE 2021
ANNUAL MEETING OF STOCKHOLDERS
To Be Held Online at 8:00 a.m. Pacific Time on Thursday, May 27, 2021

This proxy statement is furnished in connection with the solicitation of your proxy by our board of directors (“board”) to vote at the 2021 annual meeting of stockholders (“annual meeting”), including at any adjournments or postponements of the annual meeting. This proxy statement contains information to be voted on at the annual meeting and certain other information required by Securities and Exchange Commission (“SEC”) rules. In accordance with SEC rules, we are making our proxy materials available at www.proxyvote.com with an option to request a printed set be mailed to you. We expect to begin mailing a notice of internet availability of proxy materials on April 14, 2021, to all stockholders of record entitled to vote at the annual meeting. This notice contains instructions for viewing the proxy materials and voting online and requesting a printed set of proxy materials.
You are cordially invited to attend the annual meeting on Thursday, May 27, 2021, at 8:00 a.m. Pacific Time, which we are holding exclusively online via live webcast at www.virtualshareholdermeeting.com/PINS2021. Whether or not you expect to attend the annual meeting, please vote online, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote at the virtual annual meeting by following the instructions under “Voting and Annual Meeting Information”.

PROPOSAL 1: ELECTION OF DIRECTORS
Our board is currently comprised of ten members. In accordance with our amended and restated certificate of incorporation, our board is divided into three staggered classes of directors. At the annual meeting, three Class II directors will be elected for a three-year term. Each director’s term continues until the election and qualification of his or her successor, or until their office is otherwise vacated. Each of the nominees standing for election at the annual meeting currently serves as a director. Two of the three director nominees, namely, Fredric Reynolds and Evan Sharp, were elected by our stockholders prior to our initial public offering in April 2019 (“IPO”) pursuant to the provisions of a voting agreement entered into by certain stockholders that terminated upon the completion of our IPO. In August 2020, our board appointed Andrea Wishom as a Class III director until the annual stockholders’ meeting in 2022. In April 2021, our board determined that effective as of the annual meeting and subject to election by the stockholders, Andrea Wishom be moved to Class II in order to, as nearly as possible, provide for an even number of directors in each class.
Upon recommendation by our nominating and corporate governance committee (which we refer to throughout this proxy statement as the “governance committee”), the board has nominated Fredric Reynolds, Evan Sharp and Andrea Wishom for election for a term of three years (through the 2024 annual stockholders' meeting) and until their successors have been duly elected and qualified, or until their office is otherwise vacated.
THE BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE

Corporate Governance
Our Board of Directors
The following table provides summary information about each of our current directors, including the three nominees for election at the annual meeting.
Name	Class	Age	Director Since	Term Expires In	Principal Occupation	Other Public Company Boards	Our Committee Membership
Jeffrey Jordan	I	62	2011	2023	Managing Partner, Andreessen Horowitz	Airbnb; Accolade	Governance Committee
Leslie Kilgore(1)	III	55	2019	2022	Former Chief Marketing Officer, Netflix	Netflix; Medallia	Compensation Committee(2); Audit Committee
Jeremy Levine	I	47	2011	2023	Partner, Bessemer Venture Partners	Shopify	Governance Committee (chair)
Gokul Rajaram(3)	I	46	2020	2023	Caviar Lead, DoorDash	The Trade Desk	Governance Committee
Fredric Reynolds	II	70	2017	2021	Former EVP & CFO, CBS Corporation	Mondelez International; Raytheon Technologies	Audit Committee (chair)
Evan Sharp	II	38	2019	2021	Co-Founder, Chief Design & Creative Officer, Pinterest	None	None
Benjamin Silbermann	III	38	2011	2022	Co-Founder, Chairman, President & CEO, Pinterest	None	None
Salaam Coleman Smith	III	51	2020	2022	Former EVP, ABC Family	Gap	Audit Committee
Michelle Wilson(4)	II	58	2016	2021	Former SVP & General Counsel, Amazon	Okta; Zendesk	Compensation Committee (chair); Audit Committee
Andrea Wishom(5)	III	51	2020	2022	President, Skywalker Holdings	None	Compensation Committee
(1)
The board appointed Ms. Kilgore to serve as chair of the talent development and compensation committee (which we refer to throughout this proxy statement as the “compensation committee”) effective immediately following the annual meeting.

(2)	In February 2021, we changed the name of this committee to talent development and compensation committee, which we refer to throughout this proxy statement as the “compensation committee”.
(3)	Mr. Rajaram serves on the board of directors of Coinbase Global, Inc. which is scheduled for an initial public offering on April 14, 2021 according to publicly available information.
(4)	Lead Independent Director. Ms. Wilson is not standing for re-election at the annual meeting. Ms. Wilson will serve until her current term expires at the annual meeting.
(5)
The board re-classified Ms. Wishom as a Class II director effective immediately following the annual meeting, subject to her election by stockholders at the annual meeting. The independent directors of the board also appointed Ms. Wishom to serve as the lead independent director effective immediately following the annual meeting, subject to her election at the annual meeting.

Board Diversity
Our board is composed of a diverse group of individuals, with diverse backgrounds, experience and skills relevant to our company. Many of the directors have senior leadership experience at major U.S. and international companies. In these positions, they have also gained experience in areas such as management, financial planning, public company governance, sales and marketing, media and international business. Many of our directors have experience serving on boards and board committees of other public companies, and have an understanding of corporate governance practices and trends and different business processes, challenges and strategies. Further, our directors also have other experience that makes them valuable members of the board, including experience in established or growing technology companies.
The diversity, skills and experiences of our directors as described below, provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution.
The following charts reflect the age, gender and independence of the members of our board continuing in office following the annual meeting, assuming the election of all nominees:

The following reflects the experience and expertise of the members of our board continuing in office following the annual meeting, assuming the election of all nominees:

Class II Director Nominees for Election at the 2021 Annual Meeting

Fredric Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since 2017

Fredric Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from 2006 to 2009. From 2001 to 2005, he served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc., a mass media company, from 2000 to 2001. He also served as Executive Vice President and Chief Financial Officer of Westinghouse Electric Corporation, a predecessor of CBS Corporation. Prior to that, Mr. Reynolds held several positions at PepsiCo, a food and beverage corporation, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito Lay. Mr. Reynolds served on the board of AOL, Inc. from 2009 to 2015 and on the board of Hess Corporation from 2013 to 2019.

Our committees Audit Committee (chair)

Other current public boards Mondelez International, Inc. (chair of audit committee and member of finance committee); Raytheon Technologies (chair of audit committee, member of governance and public policy committee and member of compensation committee)

Education Bachelor in Business Administration, University of Miami; Certified Public Accountant

Relevant experience Extensive financial, leadership and media expertise, management experience in a broad range of companies and service on the board of public companies

Evan Sharp Co-Founder and Chief Design and Creative Officer, Pinterest Director since 2019

Evan Sharp is a Co-Founder of Pinterest and serves as our Chief Design & Creative Officer. He has overseen the creative, product and design teams at Pinterest since 2011. He was previously a product designer at Facebook, a social media company, from 2010 to 2011.

Our committees None

Other current public boards None

Education Bachelor of Arts in History, University of Chicago

Relevant experience Deep knowledge and understanding of our business as a co-founder and experience with product development and design

Andrea Wishom* President, Skywalker Holdings LLC Director since 2020

Andrea Wishom has served as President of Skywalker Holdings, LLC, a private holding company and family office. She oversees over a billion dollars in assets for various business units, human resources, finance, and all philanthropic and creative aspects for the company. Before joining Skywalker, Ms. Wishom spent over 20 years at Harpo Productions, an American multimedia production company. At Harpo Productions she held various production, programming, development and executive roles for The Oprah Winfrey Show, Harpo Studios and OWN: The Oprah Winfrey Network and most recently as the Executive Vice President. Ms. Wishom currently serves on the boards of Tory Burch LLC and Nextdoor Inc.

Our committees Compensation Committee (member)

Other current public boards None

Education Bachelor of Arts in English, University of California, Berkeley

Relevant experience Extensive experience in media and retail industry and C-suite-level management experience

*Ms. Wishom currently serves as a Class III director. However, the board re-classified Ms. Wishom as a Class II director effective as of the annual meeting, subject to her election by stockholders at the annual meeting. The independent directors of the board also appointed Ms. Wishom to serve as the lead independent director effective immediately following the annual meeting, subject to her election at the annual meeting.
Class III Directors Continuing in Office Until the 2022 Annual Meeting

Leslie Kilgore Former Chief Marketing Officer, Netflix, Inc. Director since 2019

Leslie Kilgore served as Chief Marketing Officer of Netflix, Inc., an online entertainment service, from 2000 to 2012. From 1999 to 2000, she served as Director of Marketing of Amazon.com, Inc., an online retail company. Ms. Kilgore held various positions, including Brand Manager, at The Procter & Gamble Company, a manufacturer and marketer of consumer products, from 1992 to 1999. Ms. Kilgore served on the board of LinkedIn Corporation from 2010 to 2016 where she served as the chair of their compensation committee. She currently serves on the board of Nextdoor, a social networking service for neighborhoods.

Our committees Audit Committee (member), Compensation Committee (member)*

Other current public boards Netflix, Inc. (member of audit committee); Medallia, Inc. (chair of nominating and corporate governance committee and member of audit committee)

Education Master of Business Administration, Stanford University Graduate School of Business; Bachelor of Science, Wharton School of Business at the University of Pennsylvania

Relevant experience Extensive experience as a marketing executive with internet retailers and consumer product companies and experience as a board member of public and private companies

*The board appointed Ms. Kilgore to serve as the chair of the compensation committee effective immediately following the annual meeting.

Benjamin Silbermann Co-Founder, Chairman, President and CEO, Pinterest Director since 2008

Benjamin Silbermann is a Co-Founder of Pinterest and has served as our President and Chief Executive Officer since 2012. Prior to co-founding Pinterest, Mr. Silbermann worked at Google, a technology company, from 2006 to 2008.

Our committees None

Other current public boards None

Education Bachelor of Arts, Yale University

Relevant experience Deep knowledge and understanding of our company, strategy and business as one of our co-founders and experience with product development

Salaam Coleman Smith Former EVP, The Walt Disney’s ABC Television Group Director since 2020

Salaam Coleman Smith has served as Executive Vice President at The Walt Disney’s ABC Television Group, a multinational broadcast television group from 2014 to 2016, overseeing Strategy and Programming for ABC Family’s Freeform channel. Prior to joining The Walt Disney Company, Ms. Smith worked at Comcast NBCUniversal, a multinational media company since 2003, where she served as President of Style Network from 2008 to 2013. Prior to joining Comcast NBCUniversal, Ms. Smith worked at Viacom Inc., a multinational mass media conglomerate for nearly ten years where she served as a senior executive within MTV Networks International Division and helped oversee Nickelodeon’s global expansion in Europe, Asia, and Latin America. Ms. Smith has served as a board member for several non-profit organizations, including Women in Cable Telecommunications and Dress For Success.

Our committees Audit Committee (member)

Other current public boards Gap, Inc.

Education Bachelor of Science in Industrial Engineering, Stanford University

Relevant experience Strong expertise in global media, multi-platform content, brand development, strategic planning, financial management, consumer-centric insights and C-level management experience

Class I Directors Continuing in Office Until the 2023 Annual Meeting

Jeffrey Jordan Managing Partner, Andreessen Horowitz Director since 2011

Jeffrey Jordan has served at Andreessen Horowitz, a venture capital firm, since 2011 and most recently as a Managing Partner. Previously, Mr. Jordan served as President and Chief Executive Officer of OpenTable, Inc., an online restaurant reservation service company, from 2007 to 2011. He served as President of PayPal, Inc., an internet-based payment system company then owned by internet retail company eBay Inc., from 2004 to 2006, and as Senior Vice President and General Manager of eBay North America from 1999 to 2004. He also served as Chief Financial Officer of Hollywood Entertainment, a video rental company and as President of its subsidiary, Reel.com. Previously, Mr. Jordan served in various capacities at The Walt Disney Company, an entertainment company, for eight years, most recently as Senior Vice President and Chief Financial Officer of The Disney Store Worldwide. Prior to that, he worked for the Boston Consulting Group, Inc., a management consulting firm. Mr. Jordan currently serves on the board of several private companies, including Instacart and previously served on the board of OpenTable, Inc. from 2007 to 2013.

Our committees Governance Committee (member)

Other current public boards Airbnb, Inc. (chair on nominating and corporate governance committee); Accolade, Inc.

Education Master of Business Administration, Stanford University Graduate School of Business; Bachelor of Arts, Amherst College

Relevant experience Extensive experience as a venture capitalist and as a C-suite-level officer and director of technology companies

Jeremy Levine Partner, Bessemer Venture Partners Director since 2011

Jeremy Levine has served as a partner at Bessemer Venture Partners, a venture capital firm, since 2001, where his investment experience includes entrepreneurial startups and high growth companies including consumer internet, consumer software and business software and services. Prior to joining Bessemer, Mr. Levine was Vice President of Operations at Dash.com Inc., an internet software publisher, from 1999 to 2001. Prior to Dash, Mr. Levine was an Associate at AEA Investors, a management buyout firm, where he specialized in consumer products and light industries, from 1997 to 1999. Previously, Mr. Levine was with McKinsey & Company, a management consultant firm, as a management consultant from 1995 to 1997. Mr. Levine previously served on the board of directors of MINDBODY Inc. from 2010 to 2017 and Yelp from 2005 to 2019.

Our committees Governance Committee (chair)

Other current public boards Shopify, Inc. (member of nominating and governance committee)

Education Bachelor of Science, Duke University

Relevant experience Extensive experience with technology companies, serving on the boards of directors of public and private companies, and experience as a venture capitalist

Gokul Rajaram Caviar Lead, DoorDash, Inc. Director since 2020

Gokul Rajaram has served as the Caviar Lead at DoorDash, a food ordering service, since November 2019. Previously, from 2013 to 2019, Mr. Rajaram led several product development teams at Square, Inc. a financial technology company, most recently as the Caviar Lead. Prior to Square, Inc., Mr. Rajaram served as Product Director of Ads at Facebook, Inc., a social media company, from 2010 to 2013. Previously, Mr. Rajaram was Product Management Director for Google AdSense, an online advertising company. He previously served on the board of RetailmeNot, Inc. and Course Hero, Inc. and currently serves on the board of Coinbase Global, Inc.

Our committees Governance Committee (member)

Other current public boards* The Trade Desk Inc. (member of compensation committee and nominating and corporate governance committee)

Education Master of Computer Science, University of Texas; Master of Business Administration, The Massachusetts Institute of Technology; Bachelor of Computer Science, Indian Institute of Technology, Kanpur

Relevant experience Extensive experience with product development and as an officer and director of technology companies, including public companies

*Mr. Rajaram serves on the board of directors of Coinbase Global, Inc. which is scheduled for an initial public offering on April 14, 2021 according to publicly available information.
Board Structure and Role
Our board is currently comprised of ten directors, and, effective as of the annual meeting, will be comprised of nine directors. The board is divided into three classes, with each class consisting of, as nearly as possible, one-third of the total number of directors and each class having a three-year term.
Michelle Wilson is not standing for re-election to the board at the annual meeting in order to focus more time on her family. Ms. Wilson will continue to serve as a director until the expiration of her current term at the annual meeting. Her departure is not the result of any disagreement with the company and the board expresses its appreciation for her service to the company and her invaluable contributions to the board, including as our lead independent director and chair of the compensation committee.
The independent directors of the board appointed Andrea Wishom to serve as the company’s lead independent director effective immediately following the annual meeting, subject to her election to the board at the annual meeting. The board also appointed Leslie Kilgore as the chair of the compensation committee effective immediately following the annual meeting.
Board Leadership Structure
Our Co-Founder, President and CEO, Benjamin Silbermann, currently serves as chairman of the board. Michelle Wilson currently serves as lead independent director and effective immediately following the annual meeting, Andrea Wishom will serve as lead independent director, subject to her election to the board at the annual meeting. Although our bylaws do not require that the positions of chairman and CEO be combined, we believe that this structure is in the best interest of our company given Mr. Silbermann's deep understanding of our business and culture, as well as his leadership in shaping and driving the company’s strategic priorities and business plans. This structure also facilitates a regular flow of information between management and the board and provides a clear chain of command. Our chairman, amongst other things:
•	presides over meetings of the board;
•	consults with the lead independent director on the agenda for board meetings;
•	consults, as needed, on evaluating and recommending candidates for election to the board; and
•	oversees the activities of the board.

In addition, our corporate governance guidelines provide that one of our independent directors should serve as our lead independent director at any time when our CEO serves as the chairman or if the chairman is not otherwise independent. We have structured the lead independent director role in a manner that reinforces the independence of the board and serves as an effective balance to a combined chair and CEO. Among other things, the lead independent director:
•	presides over meetings of the board at which the chairman is not present, including executive sessions of our independent directors;
•	coordinates the activities of the other independent directors, including establishing the agenda for executive sessions and meetings with other non-management directors;
•	consults with the chairman on the agenda for board meetings, board materials, meeting calendars and schedules;
•	serves as a liaison between the chairman and independent directors; and
•	performs any additional duties as the board may otherwise determine.
Board’s Role
The board is elected to oversee management and stockholders’ long-term interests. A key function of the board is reviewing, approving (where appropriate) and actively monitoring management’s execution of the company’s long-term strategic goals. The board actively engages on Pinterest matters throughout the year, including at quarterly board meetings and meetings of each committee, where they receive updates from key management personnel. The board and committees also have meetings as needed in between their quarterly meetings. Directors also regularly engage with, and provide counsel to, management through informal calls and meetings.
Our board oversees management’s performance on behalf of our stockholders. The primary responsibilities of the board include: reviewing and overseeing the company's strategic direction and objectives; succession planning for the CEO and key executives; overseeing the company's risk exposure; overseeing the company's legal and regulatory compliance; monitoring the company's accounting and financial reporting practices and controls; evaluating the board's composition, performance and effectiveness, and, overseeing the company's talent development and management.
Board’s Role in Risk Oversight
Our board is responsible for overseeing how we manage risk at Pinterest. This is carried out both at the full board level and through each of the standing committees. The board and each committee meet periodically with senior management to review risk oversight matters and periodically receive reports from management on these matters. The full board is responsible for monitoring and assessing strategic risk exposure, including determining the nature and level of risk appropriate for the company, and the committees are responsible for monitoring and assessing risks inherent in their respective oversight functions as follows:
•
Our audit committee oversees our enterprise risk management program and significant financial risk exposures and certain legal, regulatory and operational risk exposures, including with respect to information security, data protection and privacy.

•
Our compensation committee oversees significant compensation and other employee-related risk exposures, including risks and exposures associated with leadership assessment, management succession planning, executive compensation programs and arrangements and talent and leadership development and management, including matters relating to the attraction, development and retention of a diverse and talented workforce.

•	Our governance committee oversees significant governance risk exposures, including, with respect to corporate governance, board effectiveness and board and leadership succession planning.

Director Independence
At least a majority of our board members, including all members of our audit, compensation and governance committees are required to be independent under New York Stock Exchange (“NYSE”) listing rules. The board, with the assistance of the governance committee, considers all relevant facts and circumstances when making its independence determinations. A substantial majority of our board – eight out of ten directors – is independent.
The board has affirmatively determined that Mr. Jordan, Ms. Kilgore, Mr. Levine, Mr. Rajaram, Mr. Reynolds, Ms. Smith, Ms. Wilson and Ms. Wishom do not have relationships that would interfere with the exercise of their independent judgment in carrying out the responsibilities as a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, the board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them. The board also took into account that Pinterest from time to time engages in business in the ordinary course with entities where our directors are employed, serve on the board or otherwise provide services to the company.
Attendance at Board and Committee Meetings
We encourage all our directors to attend and actively participate in all meetings of the board and any committees on which they serve. In 2020, the board held 12 meetings, and each director attended 75% or more of the aggregate number of meetings of the board and of the committees on which he or she served during the period. Directors are also encouraged to attend the annual stockholders' meetings. All the directors then serving on the board attended the 2020 annual stockholders' meeting.
Director Selection and Recruitment
The governance committee is responsible for, among other things, overseeing succession planning for directors and ensuring that we have a qualified board to oversee management’s execution of the company’s strategy and safeguard the long-term interests of stockholders. In this regard, the governance committee is charged with identifying, evaluating and recommending potential director candidates.
In identifying potential candidates for board membership, the governance committee considers recommendations from directors, stockholders, management and others, including, from time to time, executive search firms to assist it in locating qualified candidates. The governance committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the governance committee, with the assistance of management, undertakes an extensive vetting process that considers each candidate’s diverse background, experience, qualifications, independence and fit with the board’s priorities. As part of this vetting process, the governance committee, as well as other members of the board and the CEO, conducts a series of interviews with the candidates. If the governance committee determines that a potential candidate meets the needs of the board and has the desired qualifications, it recommends the candidate’s nomination or appointment to the full board for consideration.
The governance committee strives to maintain an engaged, independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The governance committee considers a wide range of factors when selecting and recruiting director candidates, including achieving:
•	an experienced and qualified board. The governance committee seeks directors with a record of accomplishment in their chosen fields that are relevant to our company and its industry.
•
diversity. The governance committee seeks candidates representing a diversity of occupational and personal backgrounds, knowledge, skills, qualifications and viewpoints so that the board provides effective oversight of the management of the company. The governance committee reviews the board's effectiveness in balancing these considerations when assessing the composition of the board.

•
board refreshment. We believe that Pinterest benefits from fostering a mix of experienced directors with a deep understanding of the company and its industry and those who bring fresh perspectives. We have added three new directors to our board since our IPO in April 2019.

•
ideal board size. As of the annual meeting we will have nine directors on the board, which will include three Class I directors, three Class II directors and three Class III directors. The board believes this size works well as it provides a sufficient number of directors on the board to achieve an appropriate mix of experience and meet its oversight responsibilities, while promoting accountability and efficiency.

•
a board with strong personal attributes. We believe that all of our directors should possess the following personal attributes: high integrity and good judgment, absence of legal or regulatory impediments, independence of mind and strength of character to effectively represent the best interests of all stockholders and provide practical insights and diverse perspectives, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the board and its committees, and willingness to assume broad, fiduciary responsibilities on behalf of all stockholders.

Stockholder Recommendations of Director Candidates
The governance committee considers director candidates recommended by stockholders. Stockholders may recommend a candidate by writing to the Corporate Secretary at the company’s address listed on the first page of this proxy statement, and including all information that our bylaws require for director nominations.
Board Evaluation
The lead independent director and the governance committee oversee the performance and annual self-evaluation process for the board and each standing committee, including conducting surveys of director observations and suggestions on the effectiveness of the board. The governance committee chair and lead independent director discuss with the board and may make recommendations to the chairman of the board on any changes as they deem necessary.
Board Committees
Our board has established three standing committees - an audit committee, a compensation committee and a governance committee, and the composition and responsibilities of each are described below.
The board has determined that each member of each committee is independent and meets the NYSE and SEC independence standards for serving on such committee, as applicable. The board also has determined that, in accordance with the SEC and NYSE rules, each member of the audit committee is financially literate and Mr. Reynolds is an audit committee financial expert. Members serve on these committees until their resignation or until otherwise determined by the board. The board has adopted written charters for each of the audit committee, compensation committee and governance committee which are available at https://investor.pinterestinc.com/governance/governance-documents. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee
The audit committee is primarily responsible for:	Current members Fredric Reynolds (chair) Leslie Kilgore (member) Salaam Coleman Smith (member) Number of meetings held in 2020 17

• overseeing the company's financial and accounting reporting processes, including disclosure controls, internal audit function, internal controls and audits of the company's consolidated financial statements;

• appointing or changing the company's auditors and reviewing their independence, qualification and performance;
• overseeing significant financial matters, including tax planning, financial risk exposure, dividends and share issuances and repurchases; and
• overseeing the company's enterprise risk management program, compliance with applicable legal and regulatory requirements and information security, data protection and privacy.
*Ms. Wilson is not standing for re-election at the annual meeting and as a result, she will no longer serve on the audit committee following the expiration of her term at the annual meeting.
Talent Development and Compensation Committee
The compensation committee is primarily responsible for:	Current members Michelle Wilson (chair)* Leslie Kilgore (member)** Andrea Wishom (member) Number of meetings held in 2020 9
• overseeing the compensation of the company's directors and employees;
• establishing, reviewing and reporting the compensation of our executive officers;
• administering the company's equity-based and certain other compensation plans;
• evaluating the post service arrangement and benefits of our executive officers, including the CEO;
• reviewing the operation and structure of the company's compensation program; and

• evaluating the company's programs and practices relating to talent and leadership development and management, including matters relating to the attraction, development and retention of a diverse and talented workforce.

*Ms. Wilson is not standing for re-election at the annual meeting and as a result, she will no longer serve as chair of the compensation committee following the expiration of her term at the annual meeting.
**The board appointed Ms. Kilgore as the chair of the compensation committee effective immediately following the annual meeting.

Nominating and Corporate Governance Committee
The governance committee is primarily responsible for:	Current members Jeremy Levine (chair) Jeffrey Jordan (member) Gokul Rajaram (member) Number of meetings held in 2020 4
• evaluating the size, composition, organization and governance of the board and its committees;
• assisting the board in identifying and evaluating candidates qualified to be appointed as a board member;
• recommending potential candidates to the board for its approval to propose such candidates to the stockholders for election to the board;
• reviewing and recommending to the board the independence determinations of the directors as well as recommending to the board the composition of each committee; and
• reviewing the performance and annual self-evaluation of the board and each of its committees.
Other Governance Practices
Corporate Governance Guidelines
The board has adopted corporate governance guidelines, which you can find on our website (https://investor.pinterestinc.com/governance/governance-documents), that we believe reflect the board’s commitment to governance practices that enhance corporate responsibility and accountability. The board annually reviews these guidelines, along with the charters for the board’s standing committees (the audit committee, compensation committee and governance committee), so that our policies and programs continue to reflect good corporate governance practices.
Code of Ethics
We have adopted a code of business conduct and ethics applicable to our directors and employees, including our CEO, CFO and other executive officers and all persons performing similar functions. A copy of that code is available on our website (https://investor.pinterestinc.com/governance/governance-documents). We intend to disclose on our website any future amendments to, or material waivers from, the code to the extent applicable to our executive officers or directors and required to be disclosed within four business days following the amendment or waiver.
Communications with the Board and Stockholder Engagement
We have a process by which stockholders and any other interested parties may directly communicate with the board or any of its directors, including the lead independent director. Those who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary at the company’s address which can be found on the first page of this proxy statement. These communications are reviewed by the Corporate Secretary or Assistant Secretary to determine whether they are appropriate for presentation to the board or such director. The purpose of this screening is to avoid having the board consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).

In addition, members of our investor relations team and our management meet with our stockholders from time to time to address their questions and concerns about our business and company. We also update our board on investor feedback, when appropriate.
No Compensation Committee Interlocks or Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.
Director Compensation
The compensation committee regularly reviews and assesses the form and amount of compensation payable to our non-employee directors and, with the assistance of an external compensation consultant, recommends any appropriate adjustments to the full board for approval. In 2019, the board adopted a non-employee director compensation policy, pursuant to which our non-employee directors received the following compensation in 2020. We did not reimburse our non-employee directors for out of pocket travel expenses in 2020.
Cash Compensation (1)
Annual retainer		$50,000
Additional annual retainer for lead director		$20,000
Additional annual retainers for committee service	Chair	Member
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Governance Committee	$10,000	$5,000
Equity Compensation(2)
Initial grant of RSUs(3)		$400,000
Annual grant of RSUs(4)		$250,000
(1)	Paid in quarterly installments on a prospective basis, pro-rated for directors whose service commences during the year.
(2)
Amounts represent the approximate grant date fair value of RSUs that will be settled in shares of Class A common stock. All awards granted pursuant to the director compensation policy vest, in addition to the schedules below, upon a change in control of the company.

(3)
Award vests, subject to the director’s continued service, in equal annual installments on the first three anniversaries of the director’s commencement of service. Applies only to directors appointed after the IPO which was in April 2019.

(4)	Award vests, subject to the director’s continued service, in full on the earlier of the first anniversary of the grant date or the day prior to the company’s next annual meeting.
In February 2021, the board approved a revised non-employee director compensation policy, which increased the value of the annual grant of RSUs to $260,000 and the annual retainer for the lead independent director to $37,500. Under the revised non-employee director compensation policy, the non-employee directors will be reimbursed for reasonable travel expenses incurred by them to attend our board and committee meetings.
Directors who are also employees, Benjamin Silbermann and Evan Sharp, do not receive any additional compensation for their services as a director.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2020.
2020 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Jeffrey Jordan	55,000	249,984	—	304,984
Leslie Kilgore	72,500	249,984	—	322,484
Jeremy Levine	60,000	249,984	—	309,984
Gokul Rajaram	50,417	649,980(2)	—	700,397
Fredric Reynolds	75,000	249,984	—	324,984
Salaam Coleman Smith	15,625	399,976(3)	—	415,601
Michelle Wilson	102,500	249,984	—	352,484
Andrea Wishom	25,000	399,984(4)	—	424,984
(1)
Reported amounts represent the aggregate grant date fair value of RSUs granted during 2020, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Notes to Consolidated Financial Statements included in our 2020 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. These amounts do not reflect the actual economic value that may be realized from such awards.

(2)
In addition to the annual grant received by all then-current directors on the day after our 2020 Annual Meeting, Mr. Rajaram received an initial grant of 19,792 RSUs upon his appointment to the board in February 2020.

(3)	Ms. Coleman Smith received an initial grant of 6,785 RSUs upon her appointment to the board in October 2020.
(4)	Ms. Wishom received an initial grant of 11,474 RSUs upon her appointment to the board in August 2020.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
The audit committee has sole responsibility for the appointment, compensation and oversight of our independent registered public accounting firm. At the annual meeting, you are being asked to ratify the audit committee’s selection of Ernst & Young LLP (“EY”) to serve as our independent auditor for the year ending December 31, 2021. EY has served as our independent auditor since 2013. The audit committee believes that the continued retention of EY as our independent auditor is in the best interests of Pinterest and its stockholders. Representatives of EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate stockholder questions.
The board, upon recommendation of the audit committee, is submitting the selection of EY to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of EY, the audit committee will review its future selection of our independent auditor in light of that result. Even if the selection is ratified, the audit committee may, in its discretion, appoint a new independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION
OF ERNST & YOUNG LLP
Principal Accountant Fees and Services
The following table represents aggregate fees for EY services for the years ended December 31, 2020 and 2019.
	2020	2019
	($ in thousands)	($ in thousands)
Audit fees(1)	3,087	3,989
Audit-related fees(2)	—	398
Tax fees(3)	772	903
All other fees(4)	115	44
Total fees	3,974	5,334
(1)
Consist of fees for services rendered in connection with the annual audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, services provided in connection with statutory and regulatory filings, and consultations on accounting matters directly related to the audit. This category also includes fees incurred in connection with our IPO in 2019.

(2)	Consist of fees for services rendered in connection with preparation for compliance with section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Consist of fees for services rendered for tax compliance, tax advice and tax planning.
(4)	Consist of fees for all other services not included in the categories set forth above.

Pre-Approval Policies and Procedures
It is the policy of the audit committee to pre-approve, near the beginning of each fiscal year, all audit and permissible non-audit services to be provided by the independent auditor during that fiscal year. The audit committee also may pre-approve particular services during the fiscal year on a case-by-case basis. The audit committee has delegated to the chair of the audit committee the authority to pre-approve such specific services on a case-by-case basis for which the aggregated estimated fees do not exceed $200,000. The audit committee or chair, as applicable, considers whether the provision of any non-audit services is compatible with maintaining the independence of our independent auditor, and solicits the input of management and the independent auditor on this issue. In 2020, the audit committee pre-approved all services provided to the company by EY pursuant to the policies and procedures described above, and the audit committee determined that all non-audit services provided to the company by EY were compatible with the maintenance of EY’s independence in the conduct of its auditing functions.
Audit Committee Report
The audit committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2020. The audit committee has discussed with EY, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The audit committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the firm’s communications with the audit committee concerning independence and has discussed with EY the firm’s independence. Based on the foregoing, the audit committee has recommended to the board that the audited financial statements be included in our 2020 annual report on Form 10-K.
Members of the Audit Committee
Fredric Reynolds (Chair)
Leslie Kilgore
Salaam Coleman Smith
Michelle Wilson

PROPOSAL 3: ADVISORY NON-BINDING VOTE ON OUR NAMED EXECUTIVE OFFICERS' COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to express their view, on an advisory non-binding basis, on the compensation of our named executive officers (commonly known as a say-on-pay vote).
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2020 compensation of our named executive officers. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.
As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions. Unless our board modifies its policy on the frequency of holding say-on-pay votes, the next say-on-pay vote will occur at the 2022 annual meeting.
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for our chief executive officer, our chief financial officer, and our three other highest paid executive officers (commonly referred to as “named executive officers” or “NEOs”). For 2020, our NEOs were:
•	Benjamin Silbermann, our Co-Founder, President and Chief Executive Officer (our “CEO”)
•	Evan Sharp, our Co-Founder and Chief Design and Creative Officer
•	Françoise Brougher, our Former Chief Operating Officer
•	Christine Flores, our General Counsel and Corporate Secretary
•	Todd Morgenfeld, our Chief Financial Officer and Head of Business Operations (our “CFO”)
Françoise Brougher left the company effective April 7, 2020 and Todd Morgenfeld assumed her responsibilities.

Compensation Philosophy and Program
Objectives. Our executive compensation program is guided by these objectives:
•	drive achievement of Pinterest’s long-term mission;
•	motivate team collaboration (company first, individual function second);
•	attract and retain top talent by compensating competitively based on the executive’s value and performance; and
•	align the interests of our executives with those of our stockholders.
Framework. To achieve these objectives, our executive compensation program has two compensation elements: base salary and long-term equity incentive compensation. In addition, our NEOs are eligible to participate in the standard benefit plans offered to our other employees, and are eligible for post-employment compensation in certain situations as described below. We generally do not provide our NEOs with perquisites or other personal benefits and do not have any defined benefit pension, supplemental executive retirement or non-qualified deferred compensation plans.
Pay mix. The majority of our executive compensation is delivered in the form of equity awards. For details, see the 2020 Summary Compensation Table below. We believe that this pay mix, including equity compensation in the form of time-based full-value awards (restricted stock units (“RSU”) and, beginning in 2020 restricted stock awards (“RSA”)) vesting over at least four years, effectively supports all of our compensation objectives, including achievement of our long-term mission, motivating and paying for team and company performance, and aligning our executives’ interests with those of our stockholders.
Linking pay with performance. As described above, the majority of our NEOs’ target total direct compensation is linked to the value of our stock, which reflects how we create value over the long term. In addition, executives are eligible to receive periodic grants following the annual review cycle. When determining the amount of such awards, the compensation committee considers the company’s performance against financial, operational and strategic objectives as well as each named executive officer’s individual contribution to that performance. In assessing executive performance, the compensation committee considers both, the objectives the executive helped the company achieve as well as how they helped achieve those objectives, including whether they demonstrated leadership behaviors consistent with our values.
Governance. We endeavor to maintain sound governance standards through the administration of our executive compensation program. The following table summarizes our compensation governance policies and practices.
What We Do		What We Don't Do
✔	fully independent compensation committee	x	pension and executive retirement plans
✔	independent compensation consultant to the compensation committee	x	significant perquisites to executive officers
✔	annual review of the compensation program, best practices and market trends	x	supplemental executive benefits
✔	majority of executive compensation tied to stock value	x	employee and director hedging and pledging of our equity securities
✔	annual review of succession plans for key officers	x	tax gross-ups on change in control payments
✔	“double trigger” termination required for vesting in equity in connection with change in control	x	dividends or equivalents on unvested equity awards
✔	annual stockholder advisory non-binding vote on our compensation program (say on pay)	x	vesting in equity upon termination outside of change in control
The compensation committee, in consultation with its external compensation consultant, will continue to assess and update our executive compensation program so that it best supports Pinterest’s long-term mission and growth.

Compensation-Setting Process
The compensation committee reviews our executive compensation program annually to assess whether our program structure continues to be aligned with our compensation philosophy and program objectives as described above. In connection with this review, the compensation committee makes any necessary or appropriate modifications and enhancements to our program and also evaluates and establishes target total direct compensation opportunities for each of our named executive officers.
The compensation committee’s decisions regarding our NEOs' compensation is guided by the factors listed below. The compensation committee does not weigh these factors in any predetermined manner, and no single factor is determinative in selecting compensation elements and setting compensation levels. Members of the compensation committee consider all of this information in light of their individual experience; knowledge of the company, the competitive market, and each named executive officer; and business judgment. The factors that the compensation committee considers include:
•	our executive compensation program objectives;
•	our performance against the financial, operational and strategic objectives established by the compensation committee and the board;
•
each of our named executive officer’s roles and responsibilities, qualifications, knowledge, skills, experience, and tenure, including on a relative basis to other similarly situated executives at the companies in our compensation peer group;

•
the performance of each of our named executive officers, based on a qualitative assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, ability to collaborate across the company and demonstration of leadership behaviors consistent with our company values, and expected future contributions to our long-term financial, operational and strategic objectives;

•	an analysis of competitive market data (as described below);
•	the historic, grant date value and other terms of the outstanding unvested equity awards held by each of our named executive officers; and
•	the recommendations of our CEO with respect to the compensation of our other named executive officers.
Competitive positioning. For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews the compensation levels and practices of a group of peer companies that are similar to Pinterest in location, industry, size and growth. For 2020, the compensation peer group consisted of the following companies:
Arista Networks, Inc.	Okta, Inc.*	Splunk Inc.	Workday, Inc.
Autodesk, Inc.	Palo Alto Networks, Inc.	Square, Inc.*	Zillow Group, Inc.
Crowdstrike Holdings, Inc.*	ServiceNow, Inc.	TripAdvisor, Inc.	Zoom Video Communications, Inc.*
DocuSign, Inc.	Slack Technologies, Inc.*	Twilio, Inc.*
Dropbox, Inc.	Snap Inc.	Twitter, Inc.
* Companies added to the peer group for 2020.
** GoDaddy Inc., Grubhub Inc., LogMeIn, Inc., Red Hat, Inc., Shopify Inc., SS&C Technologies, Inc. and Tableau Software were removed from the peer group for 2020.
The above compensation peer group for 2020 was approved by the compensation committee in August 2019, with input from our external compensation consultant. The following criteria was used to identify comparable companies:
•	publicly traded companies, generally headquartered in the United States;
•	similar industry;

•	similar revenue growth and size, within a size range of approximately 0.25 to 6.0 times our last four quarters’ revenue; and
•	similar market capitalization, within a range of approximately 0.25 to 4.0 times our market capitalization.
Compensation decisions are not based solely on competitive market data. Rather, this market data serves as one point of reference, among others, to aid in understanding the competitive market for executive positions in our industry. The compensation committee reviews our compensation peer group at least annually and adjusts its composition as warranted, taking into account changes in our business and that of the companies in the peer group.
Compensation Elements for 2020
Base salaries. Consistent with our compensation philosophy and focus on long-term value creation, base salaries are not a major portion of the target total direct compensation for our NEOs. For 2020, base salaries for our NEOs ranged from $197,100 for our CEO to $360,500 for our CFO. The compensation committee may adjust the base salaries of our NEOs as part of its annual executive compensation review and in the event of a promotion or significant change in responsibilities. In establishing base salary amounts and adjustments, the compensation committee generally considers the factors as described above. For 2020, due to the COVID-19 pandemic and the uncertainty of its impact on our business, we determined to maintain the base salaries of our NEOs at their 2019 levels. For more information, see 2020 Summary Compensation Table.
Long-term equity incentive compensation. Consistent with our compensation philosophy and focus on our long-term mission and value creation, the majority of our NEOs’ target total direct compensation has historically been delivered in the form of restricted stock awards vesting over four or five years. In 2020, we determined to grant RSAs in order to qualify for favorable corporate income tax transition rules for new public companies. In establishing the amount and terms of these awards, the compensation committee generally considers the factors described above under the Compensation-Setting Process. NEOs may receive larger awards upon hire or in connection with a promotion or significant change in responsibilities, and do not necessarily receive awards every year.
For 2020, after reviewing the CEO’s recommendations for other named executive officers and considering each executive’s performance during the prior year, expected future contributions, market data, and value and terms of unvested equity awards, the compensation committee made the following equity award decisions for our NEOs:
•	Ben Silberman did not receive an equity award in 2020 mainly in consideration of the value of his prior unvested equity awards.
•
Todd Morgenfeld received a RSA with a grant date fair value of $10.6 million, considering all of the factors noted above, such as his performance in 2019, including his contribution to growing the company’s revenues and executing a successful IPO, expected future contributions and expanded role. For details of the award, see “2020 Grants of Plan-Based Awards Table” below.

•
Christine Flores received a RSA with a grant date fair value of $4.4 million considering all of the factors noted above, such as her performance in 2019, including executing a successful IPO and establishing public company governance processes and expected future contributions. For details of the award, see “2020 Grants of Plan-Based Awards Table” below.

•	Evan Sharp did not receive an equity award in 2020 mainly in consideration of the value of his prior unvested equity awards.
•	Francoise Brougher did not receive an equity award as she left the company on April 7, 2020.
Benefits. Our named executive officers are eligible to participate in the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical and dental insurance, life insurance, short- and long-term disability insurance and commuter benefits. In addition, we maintain a Section 401(k) savings plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis by deferring eligible compensation up to certain limits as set forth in the Internal Revenue Code. We make matching contributions to the Section 401(k) plan. In addition, we have the ability to make discretionary cash contributions to the Section 401(k) plan, though we have not done so in 2020. Participants are immediately fully vested in both their own contributions and any company contributions. In structuring these benefit programs, we seek to provide an aggregate level of benefits that is comparable to those provided by similarly situated companies. We do not provide any non-qualified deferred compensation benefits and do not have any defined benefit pension or supplemental executive retirement plans.
Perquisites and other personal benefits. We do not view perquisites or other personal benefits as important to achieving our compensation objectives. Accordingly, we maintain a general benefits program for all employees and do not provide perquisites or other personal benefits to our executive officers except where we believe it is appropriate to achieve our compensation objectives and to assist our executive officers in the performance of their duties. During 2020, our named executive officers did not receive any perquisites or other personal benefits, except for benefits that are generally available to all our employees.
Post-Employment Compensation Arrangements
What we do. We have entered into executive severance and change in control agreements with each of our named executive officers. These agreements provide severance payments if the named executive officer’s employment is terminated without cause as well as “double-trigger” change in control payments and vesting of equity in the event that the named executive officer’s employment is terminated without cause or the executive resigns for good reason within a specified period before and after a change in control of the company. We do not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.
Why we do it. We believe that having reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executives as well as facilitating their transition from the company when appropriate. These severance payments are designed to provide reasonable compensation to executives who leave the company under certain circumstances to facilitate their transition to new employment. In addition, they are designed to align the interests of our named executive officers and our stockholders in the event of a potential change in control of the company by helping our executives maintain focus on pursuing corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation.
The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing the annual compensation of our named executive officers. We believe, however, that these arrangements are an important component of competitive compensation packages. For a description of the terms of these agreements, as well as an estimate of the potential payments payable under these agreements, see “Potential Payments upon Termination or Change in Control” below.
Roles and Responsibilities
Role of our compensation committee. The compensation committee performs the responsibilities of the board relating to the compensation of directors and employees, including executive officers. The compensation committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The compensation committee also oversees management of risks for succession planning and compensation; and evaluates the company’s programs and practices relating to talent and leadership development and management, including matters relating to the attraction, development and retention of a diverse and talented workforce. The compensation committee operates pursuant to a written charter, which is available on our website (see the first page of this proxy statement).

Role of our chief executive officer. In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations with respect to adjustments to base salaries, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our named executive officers (other than with respect to his own compensation) and considers them as one factor in determining compensation. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is discussed.
Role of our compensation consultant. Pursuant to its charter, the compensation committee has the authority to retain the services of external compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the design and evaluation of our executive compensation program and arrangements and associated pay decisions. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee or the chair of the committee. For 2020, we engaged Compensia, Inc. after evaluating that firm’s independence pursuant to applicable SEC and NYSE rules and determining that Compensia’s work did not give rise to any conflict of interest. Compensia did not provide any services to us other than advice and support with respect to executive and director compensation, including: the levels of overall compensation and each element of compensation for our executives; peer group selection; market trends for executive and director compensation; equity compensation; a risk assessment of our compensation programs; and input on this Compensation Discussion and Analysis.
Other Compensation Policies and Practices
Employment arrangements. Although our named executive officers are employed “at-will” and their employment can be terminated at any time for any reason with or without cause, we have entered into employment agreements or offer letters with each of our named executive officers to establish an initial base salary and eligibility to participate in our employee benefit programs.
Anti-hedging and pledging policies. Under our insider trading policy, our employees, including our executive officers, and non-employee directors are prohibited from the following transactions: entering into hedging or monetizing transactions or similar arrangements with respect to our securities, including collars, equity swaps, exchange funds and forward contracts; holding our securities in a margin account or pledging our securities as collateral for a loan, unless approved in advance; short selling our securities; and engaging in any transaction in publicly traded options in our securities, including puts or calls or other derivative securities.
Compensation risk considerations. The compensation committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed vs. variable and short- vs. long-term compensation, overall pay and incentive structures, the risk mitigating features built into our programs, and the independent board oversight of our programs, the compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company as a whole.
Tax deductibility considerations. Section 162(m) of the Internal Revenue Code generally disallows public companies to take a tax deduction for U.S. federal income tax purposes of compensation in excess of $1 million paid in a year to a covered employee. Once an individual has been determined to be a covered employee, the deduction limitation applies indefinitely. While Pinterest is not subject to Section 162(m) under transition rules for newly public companies, in approving the amount and form of compensation for our named executive officers, the compensation committee considers all elements of the cost of providing such compensation, including the potential impact of Section 162(m) in the future.

However, the compensation committee believes that our stockholders’ interests are best served by retaining flexibility to award compensation that may result in non-deductible compensation expense. Therefore, the compensation committee has the discretion to pay compensation that is not deductible by virtue of the deduction limit of Section 162(m).
Accounting considerations. In approving the amount and form of compensation for our named executive officers, the compensation committee considers the impact of FASB ASC Topic 718, which requires us to measure and recognize the compensation expense for all share-based payment awards made to our employees and directors, including RSUs and RSAs that may be settled for shares of our Class A and Class B common stock, based on the grant date fair value of these awards.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on their review and discussion, the compensation committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the company’s 2020 annual report on Form 10-K.
Members of the Compensation Committee
Michelle Wilson (Chair)
Leslie Kilgore
Andrea Wishom

Compensation Tables
Summary Compensation
The following table shows the compensation awarded or paid to, or earned by, our named executive officers for 2020, 2019 and 2018, as applicable, in accordance with the SEC’s rules for public companies.
2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Benjamin Silbermann Co-Founder, President & CEO	2020	197,100	—	—	2,000	199,100
	2019	197,100	—	45,745,013	280,000(3)	46,222,113
	2018	197,100	—	—	—	197,100
Evan Sharp Co-Founder, Chief Creative & Design Officer	2020	330,000	—	—	2,000	332,000
	2019	330,000	—	45,745,013	—	46,075,013
Françoise Brougher Former Chief Operating Officer(5)	2020	94,091	—	—	2,000	96,091
	2019	309,545	75,000(4)	21,352,493	—	21,737,038
Christine Flores General Counsel and Corporate Secretary	2020	345,000	—	4,440,772	2,000	4,787,772
	2019	345,000	—	—	—	345,000
Todd Morgenfeld Chief Financial Officer	2020	360,500	—	10,611,517	2,000	10,974,017
	2019	360,500	—	—	—	360,500
	2018	360,500	—	22,028,696	—	22,389,196
(1)
Reported amounts represent the aggregate grant date fair value of RSAs and RSUs granted during the years shown, as computed in accordance with FASB ASC Topic 718. See Notes to Consolidated Financial Statements included in our 2020 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. These amounts do not reflect the actual economic value that may be realized from such awards.

(2)	Reflects matching 401(k) contributions unless otherwise noted.
(3)	Reflects Hart-Scott-Rodino Act filing fees paid on Mr. Silbermann’s behalf in connection with his Pinterest stock ownership.
(4)	Reflects a sign-on bonus payable under the terms of Ms. Brougher's offer letter dated March 2018.
(5)	Ms. Brougher left the company effective April 7, 2020.
Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards to our named executive officers in 2020.
2020 Grants of Plan-Based Awards Table
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Benjamin Silbermann	—	—	—
Evan Sharp	—	—	—
Françoise Brougher	—	—	—
Christine Flores	04/07/2020	294,872(3)	4,440,772
Todd Morgenfeld	04/07/2020	704,616(4)	10,611,517
(1)
Reflects RSAs granted in 2020 that are subject to certain restrictions. The vesting schedule associated with the RSAs is described below and is subject to the recipient’s continued service with the company through each such date.

(2)
Reported amounts represent the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. See Notes to Consolidated Financial Statements included in our 2020 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. These amounts do not reflect the actual economic value that may be realized from such awards.

(3)
The award provides that the service-based vesting condition will be satisfied for 20% of the total number of RSAs at the end of each three-month period during the 15-month period commencing on December 20, 2022 and ending on March 20, 2024

(4)
The award provides that the service-based vesting condition will be satisfied for (i) 3% of the total number of RSAs at the end of each three-month period during the nine-month period commencing on March 20, 2020 and ending on December 20, 2020; and (ii) 18.2% of the total number of RSAs at the end of each three-month period during the 15-month period commencing on December 20, 2022 and ending on March 20, 2024.

Outstanding Equity Awards
The following table shows certain information with respect to the outstanding equity awards held by our named executive officers as of December 31, 2020. The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at Fiscal 2020 Year-End Table
Name	Grant Date	Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options		Exercise Price Per Share ($)	Expiration Date	Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable			Number(2)	Market Value(3) ($)
Benjamin Silbermann	4/25/13	5,193,279	—	1.878	4/25/23	—	—
	3/21/19(4)	—	—	—	—	1,633,334	107,636,711
Evan Sharp	6/20/12	4,252,572	—	0.574	6/20/22	—	—
	1/16/15	1,756,336	—	4.416	1/16/25	—	—
	3/21/19(5)	—	—	—	—	1,633,334	107,636,711
Françoise Brougher(6)	—	—	—	—	—	—	—
Christine Flores	8/8/17(7)	—	—	—	—	72,916	4,805,164
	8/1/18(8)	—	—	—	—	466,664	30,753,158
	4/7/20(9)	—	—	—	—	294,872	19,432,065
Todd Morgenfeld	8/1/18(10)	—	—	—	—	933,328	61,506,315
	4/7/20(11)	—	—	—	—	641,025	42,243,548
(1)
All of the outstanding equity awards reported in this table were granted under either the 2009 Stock Plan (in the case of awards granted pre-IPO) or the 2019 Omnibus Incentive Plan (in the case of awards granted since our IPO). RSUs granted under the 2009 Stock Plan will be settled in shares of our Class B common stock. RSUs granted under the 2019 Omnibus Incentive Plan will be settled in shares of our Class A common stock and RSAs granted under the 2019 Omnibus Incentive Plan represent restricted shares of our Class A common stock.

(2)
Awards granted prior to our IPO in April 2019 had vesting conditions that required satisfaction of both (i) a service-based vesting condition; and (ii) a liquidity-based vesting condition. The liquidity-based vesting condition was satisfied in connection with our IPO. The schedule associated with the service-based vesting condition varies for each grant of RSUs and RSAs as described below and is subject to the recipient’s continued service with the company through each such date.

(3)	Based on the closing price of our Class A common stock of $65.90 per share as of December 31, 2020.
(4)
The award provides that the service-based vesting condition will be satisfied for 5% of the total number of RSUs at the end of each three-month period during the five-year period commencing on April 20, 2019 and ending on April 20, 2024.

(5)
The award provides that the service-based vesting condition will be satisfied for 5% of the total number of RSUs at the end of each three-month period during the five-year period commencing on April 20, 2019 and ending on April 20, 2024.

(6)	Ms. Brougher left the company effective April 7, 2020. All outstanding and unvested equity awards were cancelled.
(7)
The award provides that the service-based vesting condition will be satisfied for (i) 25% of the total number of RSUs on May 1, 2018; and (ii) 6.25% of the total number of RSUs at the end of each three-month period occurring during the three-year period commencing on May 1, 2018 and ending on May 1, 2021.

(8)
The award provides that the service-based vesting condition will be satisfied for (i) 2.5% of the total number of RSUs at the end of each three-month period during the two-year period commencing on December 20, 2018 and ending on December 20, 2020; and (ii) 10% of the total number of RSUs at the end of each three-month period during the two-year period commencing on December 20, 2020 and ending on December 20, 2022.

(9)
The award provides that the service-based vesting condition will be satisfied for 20% of the total number of RSAs at the end of each three-month period during the 15-month period commencing on December 20, 2022 and ending on March 20, 2024.

(10)
The award provides that the service-based vesting condition will be satisfied for (i) 2.5% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on December 20, 2018 and ending on December 20, 2020; and (ii) 10% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on December 20, 2020 and ending on December 20, 2022.

(11)
The award provides that the service-based vesting condition will be satisfied for (i) 3% of the total number of RSAs at the end of each three-month period during the nine-month period commencing on March 20, 2020 and ending on December 20, 2020; and (ii) 18.2% of the total number of RSAs at the end of each three-month period during the 15-month period commencing on December 20, 2022 and ending on March 20, 2024.

Option Exercises and Stock Vested
The following table shows information regarding the number and value of shares of common stock acquired during 2020 by our named executive officers from the vesting of RSUs and RSAs and exercise of stock options.
2020 Option Exercises and Stock Vested Table
Name	Option Award Exercises		Stock Award Vestings
	Shares Acquired (#)	Value Realized ($)(1)	Shares Acquired (#)	Value Realized ($)(2)
Benjamin Silbermann	4,807,556	229,484,908	466,667	13,046,853
Evan Sharp	2,126,950	76,444,193	466,667	13,046,853
Françoise Brougher	—	—	104,167	1,271,879
Christine Flores	—	—	204,164	7,322,342
Todd Morgenfeld	—	—	451,087	16,661,026
(1)	The value realized on exercise is the difference between the closing price of our Class A common stock on the date of exercise minus the exercise price.
(2)	The value realized on vesting is based on the closing price of our Class A common stock on the vesting date, or if such date was not a trading day, on the immediately preceding trading day.
Potential Payments upon Termination or Change in Control
We have entered into executive severance and change in control agreements with our named executive officers. The agreements provide cash payments if the executive’s employment is terminated without cause as well as full acceleration of vesting of outstanding equity awards (including stock options) under “double-trigger” change in control benefits where the executive’s employment is terminated without cause or the executive resigns for good reason within a specified period before and after a change in control of the company. These payments and benefits are described in more detail and quantified below. All of the payments and benefits provided under these agreements are subject to the named executive officer’s execution of a general release of claims against the company and continued adherence to the terms of a confidential information and invention assignment agreement with the company.
In addition to the above, the 2019 Omnibus Incentive Plan provides that in the event of termination upon death or disability, an employee who holds stock options or his or her beneficiary (in the event of death) may exercise any outstanding vested stock options at any time as follows: (i) in the event of disability, during six months following termination; and (ii) in the event of death, during 12 months following death or if earlier, termination.
Termination without cause not involving a change in control. If a named executive officer is terminated without cause, the named executive officer would receive: (i) a lump sum cash payment equal to six months of base salary; and (ii) if the named executive officer is eligible for and elects continued coverage under COBRA, a lump sum cash payment equal to the cost of six months of company-paid health insurance continuation coverage.
Involuntary termination involving a change in control. If a named executive officer is terminated without cause or the named executive officer resigns with good reason, in each case, within 90 days prior to or one year following a change in control of the company, the named executive officer would receive: (i) a lump sum cash payment equal to one year of base salary; (ii) if the named executive officer is eligible for and elects continued coverage under COBRA, a lump sum cash payment equal to the cost of twelve months of company-paid health insurance continuation coverage; and (iii) full accelerated vesting of all outstanding equity awards. Separately, upon a change in control of the company, in the event that a named executive officer’s equity awards are not assumed, substituted or otherwise continued or replaced with similar equity awards, such awards will vest in full regardless of whether the officer terminates employment. These payments and acceleration of vesting are subject to a “best net after-tax” provision to reduce the amounts paid in the event that they would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Internal Revenue Code.

Definitions. For purposes of these agreements:
•
“Cause” means any of the following: (i) executive fails to perform his or her duties and responsibilities; (ii) an act of dishonesty or misrepresentation that would cause serious injury, including reputational harm, to the company; (iii) executive’s unauthorized use or disclosure of any proprietary information or trade secrets; (iv) executive commits a material breach of any written agreement between executive and the company; (v) executive fails to comply with written policies or rules; (vi) executive willfully refuses to implement or follow a directive from supervisor; (vii) executive fails to perform the essential job duties associated with the position; (viii) executive’s intentional violation of any law or regulation; (ix) executive’s conviction of a felony, another crime involving moral turpitude or any crime (whether or not a felony) against the company; or (x) executive’s failure to comply with any reasonable investigation or formal proceeding.

•
“Good Reason” means any of the following: (i) a material reduction in executive’s duties in effect immediately prior to the reduction, but the following are not material reductions: (x) a change of title alone, (y) any change made due to a Change in Control (as defined below), and (z) not being nominated to the board; (ii) a change in office location which increases the executive’s one-way commute by more than 35 miles; or (iii) executive’s base salary is reduced by more than ten percent.

•
“Change in Control” means any of the following: (i) an acquirer owns more than 50% of the company’s stock; (ii) a merger or business combination; (iii) a majority of the board is replaced during a 12-month period by directors who are not supported by the existing board; or (iv) an acquiror acquires all or almost all of the company’s assets. A transaction shall not constitute a Change in Control if (x) its only purpose is to change the state of the company’s incorporation; and (y) the conversion of class B common stock into class A common stock resulted in an entity or person holding more than 50% of the total voting power of the company.

Estimated payments as of December 31, 2020. The following table presents the estimated payments that each of our named executive officers would have been entitled to receive under these agreements assuming that a termination of employment and, where applicable, a change in control of the company had occurred as of December 31, 2020 and based on the closing price per share of our Class A common stock on the last trading day of the year ($65.90 on December 31, 2020). Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, and any changes to our benefit arrangements and policies. Amounts shown do not include: (i) benefits earned during the term of the named executive officer’s employment that are available to all benefit-eligible salaried employees; and (ii) the value of vested equity awards that the named executive officer is entitled to regardless of whether employment is terminated.

2020 Potential Termination Payments Table
Name	Benefit	Termination Without Cause ($)	Termination Without Cause or for Good Reason in connection with Change in Control ($)
Benjamin Silbermann	Lump sum severance payment(1)	115,244	230,487
	Value of accelerated RSUs and RSAs(2)	—	107,636,711
	Total	115,244	107,867,198
Evan Sharp	Lump sum severance payment(1)	181,694	363,387
	Value of accelerated RSUs and RSAs(2)	—	107,636,711
	Total	181,694	108,000,098
Christine Flores	Lump sum severance payment(1)	184,225	368,450
	Value of accelerated RSUs and RSAs(2)	—	54,990,387
	Total	184,225	55,358,836
Todd Morgenfeld	Lump sum severance payment(1)	196,475	392,949
	Value of accelerated RSUs and RSAs(2)	—	103,749,863
	Total	196,475	104,142,812
(1)
Reported amounts are based on the 2020 base salary of each named executive officer and includes the estimated cost of health insurance continuation coverage (paid in lump sum if the NEO elects such coverage) as of the end of the last fiscal year and the severance period specified in the Executive Severance & Change in Control Agreement.

(2)
Reported amounts represent the number of unvested RSUs and RSAs as of the end of the last fiscal year multiplied by the closing price per share of our Class A common stock on the last trading day of the year. This is the same value that would apply in the event of a change in control of the company where the awards are not assumed or substituted (as described above).

CEO PAY RATIO
The following table presents the ratio of the total compensation of our CEO to that of our median employee for the year ended December 31, 2020.
Chief Executive Officer total compensation	199,100
Median Employee total compensation	271,878
Ratio of Chief Executive Officer to Median Employee total compensation	0.7 to 1.0
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
To identify the median employee, we analyzed the compensation of all of our employees, excluding our CEO, whether employed on a full-time, part-time, temporary or seasonal basis as of December 31, 2020. We did not include any contractors or other non-employee workers in our employee population.
To identify the median employee, we used a consistently applied compensation measure consisting of the sum of base salary rate, actual bonus and the grant date fair value of equity awards granted during the 12-month period from January 1, 2020 through December 31, 2020 for all applicable employees as described above. In the case of non-U.S. employees, payments not made in U.S. dollars were converted to U.S. dollars using the average applicable currency exchange rates for the month of December 2020.
Using the methodology described above, the median employee we identified is a full-time employee based in the United States. We calculated the total compensation for the median employee using the same methodology used to report the total compensation of our named executive officers in the 2020 Summary Compensation Table.
The total compensation for our median employee was then compared to the total compensation of our CEO as reported in the “Total” column of our 2020 Summary Compensation Table in this Proxy Statement to determine the pay ratio.
Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020, with respect to the shares of our common stock that may be issued under our 2009 Stock Plan and 2019 Omnibus Incentive Plan.
Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Plans approved by security holders(1)	78,026,324(2)	3.15(3)	99,638,444(4)
Plans not approved by security holders	—	—	—
(1)
The 2019 Omnibus Incentive Plan provides that the number of shares reserved and available for issuance under the 2019 Omnibus Incentive Plan will automatically increase on each January 1, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 5% of the total number of shares of Class A and Class B common stock outstanding on the immediately preceding December 31.

(2)
Includes 25,390,282 shares of Class B common stock issuable upon vesting of RSUs awarded under our 2009 Stock Plan and 23,099,446 shares of Class B common stock issuable upon exercise of outstanding options granted under our 2009 Stock Plan. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except certain transfers to entities, including certain charities and foundations, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock, and certain other transfers described in our amended and restated certificate of incorporation. Upon the death or permanent incapacity of each holder of Class B common stock who is a natural person, the Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into Class A common stock. However, shares of Class B common stock held by Benjamin Silbermann or his permitted estate planning entities or other permitted transferees will not convert automatically into Class A common stock until a time that is between 90 and 540 days after his death or permanent incapacity, as determined by the board of directors. In addition, all shares of Class B common stock will automatically convert into shares of Class A common stock on (i) the seven-year anniversary of the closing date of this offering, except with respect to shares of Class B common stock held by any holder that continues to beneficially own at least 50% of the number of shares of Class B common stock that such holder beneficially owned immediately prior to completion of this offering; and (ii) a date that is between 90 and 540 days, as determined by the board of directors, after the death or permanent incapacity of Mr. Silbermann. Includes 26,706,495 shares of Class A common stock issuable upon vesting of RSUs and 1,982,244 shares of Class A common stock issuable upon vesting of RSAs awarded under our 2019 Omnibus Incentive Plan as well as 847,857 shares of Class A common stock issuable upon exercise of outstanding options granted under our 2019 Omnibus Incentive Plan.

(3)	Excludes RSAs and RSUs as they have no exercise price.
(4)	Reflects shares available for future issuance under the 2019 Omnibus Incentive Plan (excluding shares underlying outstanding awards).
OTHER MATTERS
Executive Officers
The following table sets forth information for our executive officers as of April 1, 2021. Our executive officers are appointed by and serve at the discretion of the board, and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Benjamin Silbermann*	38	Co-Founder, Chairman, President & Chief Executive Officer
Evan Sharp*	38	Co-Founder, Director, Chief Design & Creative Officer
Christine Flores	46	General Counsel & Corporate Secretary
Naveen Gavini	33	Senior Vice President, Head of Products
Todd Morgenfeld	49	Chief Financial Officer and Head of Business Operations
*	See “Our Board of Directors” for the backgrounds for Messrs. Silbermann and Sharp.
Christine Flores has served as our General Counsel and Corporate Secretary since May 2017. Prior to joining Pinterest, Ms. Flores served at Google, a technology company, from 2007 to 2017, most recently as Vice President of Legal. Previously, she was an attorney at law firms, including Proskauer Rose LLP and Skadden, Arps, Slate, Meagher & Flom LLP, where she advised public and private companies on a wide range of transactional matters. Ms. Flores holds a Juris Doctor and Bachelor of Arts from the University of Southern California.
Naveen Gavini has served as our Senior Vice President, Head of Products since April 2020. In his role, he oversees all design and product efforts for both consumer and advertiser products. Prior to this role, he led the design and engineering functions. Prior to joining Pinterest in 2012, he worked at Yahoo! Inc., a web services provider. He holds a Bachelor of Science degree in Computer Science and Engineering from Rutgers University.
Todd Morgenfeld has served as our Chief Financial Officer since November 2016. In May 2020, he assumed the role of Head of Business Operations as well. Prior to joining Pinterest, he served as Vice President of Finance at Twitter, a social networking company, from 2015 to 2016 and Treasurer and Senior Vice President of Corporate Development and Corporate Financial Analytics at Hewlett-Packard Company, a multinational information technology company, from 2013 to 2015. He served as an investment partner at Silver Lake, a private equity firm from 2004 to 2013. He currently serves on the board of Urban Outfitters, Inc. Mr. Morgenfeld holds a Master of Business Administration from Stanford Graduate School of Business and a Bachelor of Science from the United States Military Academy, where he graduated first in his class.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2021, by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all current executive officers and directors as a group; and (iv) each person or group known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock. We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote (or direct the voting) or to dispose (or direct the disposition) of such securities or has the right to acquire these powers within 60 days. Unless otherwise indicated, and subject to community property laws where applicable, based on the information available to us, the company believes that each of the stockholders named in the table has sole voting and investment power over the reported shares. Unless otherwise indicated, the address for each stockholder is c/o Pinterest at the company’s address set forth on the first page of this proxy statement.
Applicable percentages are based on 545,794,369 shares of Class A common stock and 89,534,711 shares of Class B common stock outstanding as of March 31, 2021, adjusted as required by SEC rules. We have deemed shares of our Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person only. We have deemed shares of our Class A common stock and of our Class B common stock subject to RSUs that are expected to become vested within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person only.
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock. Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class, with each share of our Class A common stock entitled to one vote per share and each share of our Class B common stock entitled to 20 votes per share. The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may be otherwise required by law or our amended and restated certificate of incorporation.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Class A Common Stock		Class B Common Stock		% of Total Voting Power
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class
Named Executive Officers and Directors
Benjamin Silbermann(1)	—	—	44,831,766	50.07	38.38
Evan Sharp(2)	—	—	6,734,519	7.52	5.76
Françoise Brougher(3)	244,362	*	—	—	*
Christine Flores(4)	—	—	36,458	*	*
Naveen Gavini(5)	75,384	*	—	—	*
Todd Morgenfeld(6)	12,014	*	—	—	*
Jeffrey Jordan(7)	373,326	*	—	—	*
Lesley Kilgore(8)	36,786	*	—	—	*
Jeremy Levine(9)	1,020,921	*	—	—	*
Gokul Rajaram(10)	23,994	*	—	—	*
Fredric Reynolds(11)	63,111	*	81,250	*	*
Salaam Coleman Smith(12)	—	—	—	—	—
Michelle Wilson(13)	23,111	*	100,000	*	*
Andrea Wishom(14)	—	—	—	—	—
All directors and executive officers as a group(15)	1,873,009	*	51,783,993	57.85	44.35
Other 5% Stockholders
Paul Sciarra(16)	26	*	38,442,589	42.94	32.91
The Vanguard Group(17)	44,508,691	8.15	—	—	1.90
BlackRock, Inc.(18)	27,766,081	5.09	—	—	1.12
*	Represents beneficial ownership or voting power of less than one percent
(1)
Includes (i) 415,932 shares of Class B common stock held by Benjamin Silbermann; (ii) 39,700,888 shares of Class B common stock held by Benjamin W. Silbermann and Divya Silbermann, as trustees of the Benjamin and Divya Silbermann Family Trust (the “Trust”); (iii) 4,598,279 shares of Class B common stock issuable upon exercise of outstanding stock options held by Mr. Silbermann; and (iv) 116,667 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. Mr. Silbermann and Ms. Silbermann have sole voting and dispositive power over the shares held by the Trust and may therefore be deemed to beneficially own such shares. Does not include 9,960,030 shares of Class B common stock held by an LLC that is owned by a trust, the beneficiaries of which include certain of Mr. Silbermann’s immediate family members. Mr. Silbermann does not have dispositive power or voting power over the shares held by the LLC and, as a result, Mr. Silbermann is deemed not to be a beneficial owner of the shares held by the LLC and such shares are not included in the table. In addition, Mr. Silbermann holds 1,400,001 unvested RSUs for which Mr. Silbermann does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(2)
Includes (i) 608,944 shares of Class B common stock held by Evan Sharp; (ii) 2,526,244 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Sharp; (iii) 653,845 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Howell Sharp and Christina McBride Sharp as Co-Trustees of The Sharp Irrevocable Remainder Trust; (iv) 758,803 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Howell Sharp and Christina McBride Sharp as Co-Trustees of The Sharp Revocable Trust, (v) 2,070,016 shares of Class B common stock issuable upon exercise of outstanding stock options held by Sharp Family Investments LLC; and (vii) 116,667 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. In addition, Mr. Sharp holds 1,400,001 unvested RSUs for which Mr. Sharp does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(3)	Includes 244,362 shares of Class A common stock held by Françoise Brougher based on information available to us as of July 13, 2020. Ms. Brougher left the company effective April 7, 2020.
(4)
Includes (i) 36,458 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. Ms. Flores holds (i) 408,331 unvested RSUs for which Ms. Flores does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021; and (ii) 294,872 unvested RSAs for which Ms. Flores does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(5)
Includes 75,384 shares of Class A common stock held by Mr. Gavini. Mr. Gavini also holds (i) 99,996 unvested RSUs for which Mr. Gavini does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021; and (ii) 581,664 unvested RSAs for which Mr. Gavini does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(6)
Includes 12,014 shares of Class A common stock held by Mr. Morgenfeld. Mr. Morgenfeld also holds (i) 816,662 unvested RSUs for which Mr. Morgenfeld does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021; and (ii) 641,025 unvested RSAs for which Mr. Morgenfeld does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(7)
Includes (i) 9,671 shares of Class A common stock held by Mr. Jordan; (ii) 350,215 shares of Class A common stock held by Jordan Family Revocable Trust; and (iii) 13,440 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021.

(8)
Includes (i) 23,346 shares of Class A common stock held by Ms. Kilgore; and (ii) 13,440 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. In addition, Ms. Kilgore holds 6,838 unvested RSUs for which Ms. Kilgore does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021and therefore are not included in the table.

(9)
Includes (i) 1,007,481 shares of Class A common stock held by Mr. Levine; and (ii) 13,440 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021.

(10)
Represents (i) 6,597 shares of Class A common stock held by Mr. Rajaram; (ii) 3,957 shares of Class A common stock held by Gokul Rajaram & Tamara Lucero-Rajaram Trustees Rajaram Family Revocable Trust, of which Mr. Rajaram is a Trustee; and (iii) 13,440 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. Mr. Rajaram holds 13,195 unvested RSUs for which he does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(11)
Includes (i) 49,671 shares of Class A common stock held by Mr. Reynolds; (ii) 75,000 shares of Class B common stock held by Mr. Reynolds; and (iii) 13,440 shares of Class A common stock and 6,250 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. Mr. Reynolds holds 18,750 unvested RSUs for which Mr. Reynolds does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(12)
Ms. Coleman holds 6,785 unvested RSUs for which Ms. Coleman does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(13)
Includes (i) 9,671 shares of Class A common stock held by Ms. Wilson; (ii) 100,000 shares of Class B common stock held by Ms. Wilson; and (iii) 13,440 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021.

(14)
Ms. Wishom holds 11,474 unvested RSUs for which Ms. Wishom does not have the right to acquire beneficial ownership of the underlying shares of Class A common stock within 60 days of March 31, 2021 and therefore are not included in the table.

(15)
Consists of (i) 1,792,369 shares of Class A common stock owned directly and indirectly by our directors and executive officers; (ii) 40,900,764 shares of Class B common stock owned directly and indirectly by our directors and executive officers; (iii) 10,607,187 shares of Class B common stock issuable to our executive officers and directors under outstanding stock options; (iv) 276,042 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021; and (v) 80,640 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2021. Excludes 4,150,579 unvested RSUs currently held by our executive officers and directors for which such persons do not have the right to acquire beneficial ownership of the underlying shares of Class B common stock and 1,549,015 unvested RSUs and RSAs held by our executive officers and directors for which such persons do not have the right to acquire beneficial ownership of the underlying shares of Class A common stock, in each case within 60 days of March 31, 2021.

(16)
Based on information provided to us by Paul Sciarra, includes (i) 24,121,984 shares of Class B common stock held by Paul Cahill Sciarra, as Trustee of the Sciarra Management Trust; (ii) 6,355,155 shares of Class B common stock held by PCS Legacy LLC, a limited liability company the sole member of which is PCS Legacy Trust; and (iii) 7,965,450 shares of Class B common stock and 26 shares of Class A common stock held by PCS Remainder LLC, a limited liability company the sole member of which is PCS Remainder Trust. Mr. Sciarra has voting, investment and dispositive power over the shares held in Sciarra Management Trust and therefore may be deemed to be the beneficial owner of such shares. The PCS Legacy Trust, as the sole member of the PCS Legacy LLC, owns the shares held by PCS Legacy LLC, and the PCS Remainder Trust, as the sole member of the PCS Remainder LLC, owns the shares held by PCS Remainder LLC. Mr. Sciarra, in his capacity as the protector of each of the PCS Legacy Trust and the PCS Remainder Trust, has the authority to remove and replace the trustee of these trusts and as such may be deemed to have voting, investment and dispositive power over the shares held by these trusts through the respective LLCs. The address for U.S. Trust Company of Delaware, as agent for Sciarra Management Trust is 2951 Centerville Road, Suite 200, Wilmington, DE 19808. The address for the PCS Legacy LLC and PCS Remainder LLC is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(17)
Based on the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2021 reporting ownership of 44,508,691 shares of Class A common stock as of December 31, 2020with shared voting power with respect to 438,959 shares, sole dispositive power with respect to 43,695,463 shares and shared dispositive power with respect to 813,228 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(18)
Based on the Schedule 13G filed with the SEC by BlackRock, Inc. on February 2, 2021 reporting ownership of 27,766,081 shares of Class A common stock as of December 31, 2020, with sole voting power with respect to 25,094,874 shares and sole dispositive power with respect to 27,766,081 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

Related Party Transactions
Policies and procedures. Pursuant to our written related party transaction policy, the audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. A related party includes our directors, executive officers, beneficial owners of more than 5% of our voting securities, or any member of the immediate family or person sharing the household with the foregoing persons. A related party transaction is a current or proposed transaction, arrangement or relationship in which our company was, is or will be a participant and the amount involved exceeds or is expected to exceed $120,000 in any fiscal year and in which any related party has, had or will have a direct or indirect material interest.
The audit committee, while reviewing a related party transaction for approval or ratification, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether it is at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction. If advance approval of a related party transaction is not feasible, the chair of the audit committee may approve the transaction and such transaction may be ratified by the audit committee in accordance with our written policy.
Related party transactions. Other than as described below, since January 1, 2020, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
•
Employment arrangement. Vikram Bhaskaran, who is the brother-in-law of Benjamin Silbermann, our president and CEO, was employed by us as Head of Strategic Partnerships, in a non-executive capacity until October 2, 2020. His total cash compensation received in 2020, which is comprised of a base salary, bonus and commission, was $189,772.82, which was in line with similar roles at the company. Additionally, we granted Mr. Bhaskaran equity awards covering 5,898 shares during this time on the same general terms and conditions as applicable to other employees in similar positions.

•
Settlement Agreement. On April 7, 2020, we announced that Françoise Brougher, our former Chief Operating Officer, terminated employment with Pinterest. On August 11, 2020, Ms. Brougher filed a complaint in the Superior Court of the State of California, County of San Francisco, against Pinterest and multiple unnamed defendants asserting claims related to her employment at Pinterest. After mediation, on December 6, 2020, we and Ms. Brougher entered into a final settlement agreement (“Settlement Agreement”). Under the Settlement Agreement, which provides for a release of claims by Ms. Brougher against Pinterest and the dismissal of Ms. Brougher’s complaint with prejudice, Ms. Brougher received lump sum cash payments from us aggregating $12.8 million, less applicable tax withholdings. In addition, the Settlement Agreement provides for: (i) the payment by us of $7.2 million of attorneys’ fees incurred by Ms. Brougher in connection with her lawsuit and the Settlement Agreement; and (ii) a commitment by us to donate to one or more non-profit organizations an aggregate of $2.5 million to be used towards advancing women and underrepresented communities in the technology industry.

•
Limitation of liability and indemnification for directors and officers. Our certificate of incorporation eliminates the potential personal monetary liability of our directors to us or our stockholders for breaches of their duties as directors except as otherwise required under Delaware law. In addition, our certificate of incorporation and bylaws as well as the indemnification agreements that we have entered into with our directors and officers provide for their indemnification to the fullest extent permitted by Delaware law, including payment of expenses in advance of resolution of any such matter. We also maintain standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (ii) to us with respect to payments which we may make to such officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

In addition, from time to time, we do business with other companies, including advertisers, affiliated with certain holders of our capital stock. We also believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

Certain Legal Matters
For a description of shareholder derivative lawsuits involving certain executives and members of the board, refer to Note 6. Commitments and Contingencies to our consolidated financial statements in our 2020 Annual Report on Form 10-K available at https://investor.pinterestinc.com/financial-results/sec-filings.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. To our knowledge, based solely on a review of such reports filed with the SEC and written representations that no other reports were required, during 2020, we believe that all required reports were timely filed, except that, due to administrative error:
•	one Form 4 to report a sale of Class A common stock pursuant to a Rule 10b5-1 trading plan for Evan Sharp;
•	one Form 4 to report a sale of Class A common stock to cover tax withholding obligations in connection with the vesting of previously reported RSAs and RSUs for Todd Morgenfeld;
•	one Form 4 to report a sale of Class A common stock pursuant to a Rule 10b5-1 trading plan for Lily Yang;
•	one Form 4 to report a sale of Class A common stock pursuant to a Rule 10b5-1 trading plan for Christine Flores;
•	one Form 4 to report a sale of Class A common stock pursuant to a Rule 10b5-1 trading plan for Jeffrey Jordan; and
•	one Form 4 to report a conversion of Class B common stock to Class A common stock and a sale of Class A common stock for Paul Sciarra.
Stockholder Proposals for the 2022 Annual Meeting
Proposals to be included in our proxy statement. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2022 annual meeting. To be eligible, your proposal must be received by our Corporate Secretary at the company’s address (see the first page of this proxy statement) no later than the close of business on December 15, 2021, and must otherwise comply with Rule 14a-8. While the board will consider stockholder proposals that we receive, we reserve the right to omit from our proxy statement stockholder proposals that do not satisfy applicable SEC rules.
Other proposals and director nominations to be presented at the 2022 annual meeting. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2022 annual meeting that will not be included in our proxy statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. Assuming that the 2022 annual meeting occurs within 30 days before or after the anniversary of the 2021 annual meeting, stockholders desiring to nominate a director or bring any other business before the stockholders at the 2022 annual meeting must notify our Corporate Secretary in writing not earlier than January 27, 2022, and not later than February 26, 2022. Such notice must set forth certain information specified in our bylaws. All stockholder proposals should be in writing and be submitted to the Corporate Secretary at the company’s address on the first page of this proxy statement. We advise you to review our bylaws, which set forth the requirements for the nomination of director candidates and the presentation of proposals by stockholders. Our bylaws can be found on our website at https://investor.pinterestinc.com/governance/governance-documents, or you may obtain a copy free of charge by contacting the Corporate Secretary at the company’s address on the first page of this proxy statement.

VOTING AND ANNUAL MEETING INFORMATION
Meeting Information
Why have these proxy materials been made available to me? These materials are available in connection with the board’s solicitation of proxies to be voted at the annual meeting. The annual meeting is being held to elect three Class II directors to hold office until the 2024 annual meeting (Proposal 1), ratify the selection of Ernst & Young as our independent auditor for 2021 (Proposal 2) and approve, in an advisory non-binding vote, the compensation of our named executive officers (Proposal 3). All stockholders who held shares of our common stock as of the close of business on the record date, April 1, 2021, are entitled to attend the annual meeting and to vote on the items of business outlined above. Whether or not you choose to attend the annual meeting, we urge you to vote your shares online as soon as possible so that your shares are represented at the annual meeting.
How can I attend the meeting? The annual meeting will be held exclusively online at www.virtualshareholdermeeting.com/PINS2021 on Thursday, May 27, 2021 at 8:00 a.m. Pacific Time. We invite all Pinterest stockholders as of the record date to attend the annual meeting. Through the virtual annual meeting format, you will be able to participate in the annual meeting online, vote your shares electronically and submit questions. We encourage you to access the annual meeting prior to the start time, and you should allow ample time to log in to the annual meeting webcast and test your computer audio system.
Stockholders of record as of the record date are entitled to participate in the annual meeting. To log in to the annual meeting, stockholders of record should go to the meeting website, enter the 16-digit control number included on your notice of internet availability of proxy materials or proxy card, and follow the instructions on the website.
If your shares are held in street name and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote those shares through www.proxyvote.com, then you may access and participate in the annual meeting with the 16-digit access code indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, and participate in the annual meeting.
Why a virtual meeting? We have adopted a virtual format to provide a consistent experience to all stockholders regardless of location, expand stockholder access to the annual meeting, achieve cost savings for stockholders and Pinterest, and reduce the environmental impact of the annual meeting. Hosting a virtual annual meeting enables increased stockholder attendance and participation since stockholders can participate from any geographic location with internet connectivity. We have structured the virtual format so that it offers the same participation opportunities that would be provided at an in-person annual meeting. In particular:
•
You can submit questions in advance of and during the annual meeting. Our question and answer session will include questions submitted both in advance of and live during the annual meeting. If you are a stockholder of record, or hold shares in street name and your voting instruction form or notice of internet availability of proxy materials indicated you may vote through www.proxyvote.com, you may submit a question in advance of the annual meeting at www.proxyvote.com or during the annual meeting at www.virtualshareholdermeeting.com/PINS2021, in each case by logging in with your 16-digit control number. We plan to answer as many questions during the annual meeting as time permits. Information regarding the types of questions permitted will be available in the meeting rules of conduct, which will be posted on the virtual meeting website during the meeting.

•	Tech support will be available to facilitate your access to the annual meeting. We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the annual meeting on May 27, 2021. We will have technicians available to assist you. If you have difficulty accessing the annual meeting, please follow the instructions at the annual meeting website to connect with a technician via phone.
Following the annual meeting, we will make available a replay of the entire annual meeting on our investor relations website (see the first page of this proxy statement).
What constitutes a quorum? A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of at least a majority of the voting power of the issued and outstanding shares entitled to vote are represented at the annual meeting, either by attending and voting at the annual meeting or by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum. If there is no quorum, either the chairperson of the annual meeting or the holders of a majority of the voting power of the shares represented at the annual meeting may adjourn the annual meeting to another date.
Voting Information
Who is eligible to vote? Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were 545,824,369 shares of Class A common stock and 89,534,711 shares of Class B common stock outstanding and entitled to vote.
How many votes per share do I have? Our Class A common stock has one vote per share and our Class B common stock has twenty votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the annual meeting.
How can I vote? Your voting options depend on how you hold your shares. You may vote as follows if you are a stockholder of record as of the record date or if you hold your shares in street name and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote these shares through www.proxyvote.com:
•	At the annual meeting, by following the log in procedures described above and completing the online form during the annual meeting.
•	Online, by going to www.proxyvote.com and following the prompts.
Otherwise, stockholders who hold their shares in street name should follow the voting instructions received from their broker, bank or other agent. If you received a paper copy of the proxy materials, you may also vote by mail (by completing, signing and dating the enclosed proxy card or voting instruction card and returning it promptly in the envelope provided) or over the phone.
You can vote over the phone or online until 11:59 p.m., Eastern Time on the day before the annual meeting. If you vote by mail, your proxy or voting instruction card, as applicable, must be received by the day before the annual meeting. You may still attend and vote at the annual meeting even if you have already voted by proxy.
How can I change my vote? You can revoke your proxy at any time before the final vote at the annual meeting. You can also change your vote by attending and voting at the annual meeting. Please note that simply attending the annual meeting will not, by itself, revoke your proxy. In addition:
•
If you are the beneficial owner, you can also change your vote or revoke your voting instruction by following the instructions provided by the broker, bank or other agent through which your shares are held.

•
If you are the stockholder of record, you can also change your vote or revoke your proxy by submitting a subsequent proxy or by sending a timely written notice that you are revoking your proxy to the Corporate Secretary at the company’s address (see the first page of this proxy statement). Such notice will be considered timely if it is received by the day before the annual meeting.

Who will count the votes? Votes will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), and the board has appointed Broadridge to serve as our independent inspector of election.

What if I am a record holder and I do not submit voting instructions? If you complete and submit your proxy, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote your shares in accordance with the board’s recommendations below. If you do not submit a proxy or vote at the annual meeting, your shares will not be voted.
What if I am a street-name holder and I do not submit voting instructions? You may instruct your broker, bank or other agent on how to vote your shares by following the instructions they provided with the proxy materials. If you do not do so, the firm has discretion to vote your shares only with respect to Proposal 2, which we expect be considered a “routine” matter under NYSE rules. Proposals 1 and 3 are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these proposals if you do not provide voting instructions. This is called a “broker non-vote.” Therefore, you are encouraged to return your voting instructions so that your shares are voted at the annual meeting.
What vote is necessary to approve each proposal and what are the board’s recommendations? The following table sets forth the voting requirements for each proposal being voted on at the annual meeting and the board’s recommendations.
Proposal	Board Recommendation	Required Vote	Effect of
			Withholding / Abstentions	Broker Non- Votes
1. Election of directors	For each nominee	Plurality of votes cast (nominees that receive the most FOR votes will be elected)	No effect	Not counted as entitled to vote and so no effect
2. Ratification of selection of Ernst & Young	For	Majority of the voting power of the shares represented at the meeting and entitled to vote on the matter	Same as a vote AGAINST	Not applicable (brokers have voting discretion)
3. Advisory non-binding vote on the compensation of our named executive officers	For	Majority of the voting power of the shares represented at the meeting and entitled to vote on the matter	Same as a vote AGAINST	Not counted as entitled to vote and so no effect
Each nominee has consented to be a candidate and to serve if elected. Although the board has no reason to believe that any nominee will be unavailable to serve as a director, if such an event should occur, the board may designate a substitute nominee or reduce the size of the board. If the board designates a substitute nominee, proxies will be voted for such substitute nominee(s).
What if other business comes before the annual meeting? We do not expect any other business to properly come before the annual meeting; however, if any other business should properly come before the annual meeting, the persons named as proxies will vote your shares on such matters in accordance with their best judgment.
How can I find out the voting results? We will announce the preliminary voting results at the annual meeting. Final voting results will be published on a Form 8-K that we expect to file within four business days after the annual meeting.
Proxy Material Information
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a paper copy of the full set of proxy materials? In accordance with SEC rules, and in order to expedite our stockholders’ receipt of proxy materials, lower Pinterest’s costs and reduce the environmental impact of the annual meeting, we are making our proxy materials available to stockholders primarily over the internet. As a result, we are mailing a notice of the internet availability of the proxy materials to our stockholders instead of a paper copy of the full set of proxy materials. As explained in the notice, you can view our proxy materials and vote online by visiting www.proxyvote.com and having available the 16-digit control number contained in your notice. If you received a notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions provided in the notice.
Who pays the cost of the proxy solicitation? We will pay for the costs of soliciting proxies, including the preparation, assembly, printing and mailing of the proxy materials. In addition, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication, without additional compensation. We may also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the street-name holders of our common stock.
What if I receive multiple notices or proxy or voting instruction cards? If you received more than one notice of internet availability or proxy or voting instruction card, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the notices, cards or forms to ensure that all of your shares are voted.
How can I sign up to receive future proxy materials by e-mail? We encourage stockholders to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting. To sign up for electronic delivery, please visit www.proxyvote.com. Also, if you are a beneficial owner, you may sign up for electronic delivery by contacting your bank, broker or other agent through which you hold your shares. Once you sign up, you will not receive a printed copy of the proxy materials unless you request them.
What is householding? SEC rules permits us, with your permission, to send a single set of proxy materials, including the notice of internet availability, proxy statement and annual report, to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, we have not instituted this procedure, but may do so in the future. A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of our common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household. These options are available to you at any time. If you receive a single set of proxy materials as a result of householding by your broker and you would like to receive separate copies of the notice of internet availability, proxy statement or annual report, you may also submit a request to our Corporate Secretary by mail or phone at the company’s address or number (see the first page of this proxy statement), and we will promptly send you the requested materials.
How can I get a paper copy of Pinterest’s annual report? A copy of our 2020 annual report on Form 10-K is available without charge upon written request to the Corporate Secretary at the company’s address (see the first page of this proxy statement).

PINTEREST, INC.
505 BRANNAN STREET
SAN FRANCISCO, CA 94107

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PINS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50962-P49533

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PINTEREST, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. Fredric Reynolds	☐	☐	☐
1b. Evan Sharp	☐	☐	☐
1c. Andrea Wishom	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D50963-P49533

PINTEREST, INC.
Annual Meeting of Stockholders
May 27, 2021 8:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Christine Flores and Todd Morgenfeld, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PINTEREST, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PDT on May 27, 2021, virtually at www.virtualshareholdermeeting.com/PINS2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side